Exhibit 99.1

July 30, 2019

Franklin Financial Reports Q2 2019 Earnings

(Chambersburg, PA)  Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $4.0 million ($0.90 per diluted share) for the second quarter ended June 30, 2019, which ranks as the second highest quarter of earnings in the Corporation’s history compared to the first quarter 2019 earnings of $3.2 million ($0.73 per diluted share) and a net loss of $5.2 million for the second quarter 2018 (-$1.18 per diluted share). Net income for the first six months of 2019 was $7.2 million ($1.63 per diluted share) compared with a net loss of $1.7 million (-$0.38 per diluted share) for the same period in 2018. As previously reported, results for the second quarter 2018 and six months ended June 30, 2018, were adversely impacted by impairment charges on a loan participation that was initially reported in our current report on Form 8-K filed May 31, 2018.

Total assets at June 30, 2019 were $1.3 billion, a 6.3% increase when compared with total assets at June 30, 2018 and a 3.5% increase over year-end 2018. Net loans increased slightly to $969.9 million as new origination lending activity slowed and the balance of purchased participation loans decreased during the six month period. Total deposits increased 5.2% to $1.1 billion for the second quarter of 2019 over the same period last year and grew by 2.8% from December 31, 2019. In addition, the market value of assets under management and held at third-party brokers increased 7.0% to $888.7 million ($763.2 million and $125.5 million, respectively) during the six month period.

“Although lending activity slowed somewhat during the second quarter, we are maintaining a well-diversified portfolio with good asset quality while reducing our reliance on participation loans,” said Timothy G. Henry, President and CEO. “As we move into the second half of 2019, we are focused on building and expanding core customer relationships, operating the Bank in a sound and efficient manner, investing in technology and distribution channels, upgrading our infrastructure and leveraging our listing on Nasdaq and inclusion in the Russell 2000 Index to bring additional shareholder value.”

Compared to the second quarter of 2018, net interest income increased 4.6% to $10.6 million. Year-over-year, net interest income increased by 5.5% and the net interest margin increased to 3.80% from 3.75%.

A provision for loan loss expense was not recorded during the second quarter of 2019; however, due to slower loan growth, the Bank maintained an allowance coverage ratio of 1.28%, which was unchanged from year-end 2018. For the first six months of 2019, the provision for loan loss expense was $399 thousand. The provision for loan loss expense for the second quarter and year-to-date periods in 2018 was affected by the impairment charges on the loan participation previously disclosed and discussed.

Noninterest income was $3.7 million for the second quarter of 2019 and $6.9 million year-to-date. The results represent increases of 14.7% ($475 thousand) and 7.7% ($493 thousand) for the second quarter and year-to-date periods, respectively. Contributing to the increase for the second quarter was an increase in

Investment and Trust Service fees of $183 thousand and $229 thousand of gains on the sale of securities. The gains were realized in part to offset certain audit related costs and a building feasibility study.

Noninterest expense was $9.6 million for the second quarter of 2019 and $19.0 million year-to-date. Both periods show a decrease over the 2018 comparable periods that were inflated by a $2.4 million provision expense for credit losses on off-balance sheet exposures. Absent the off-balance sheet expense, noninterest expense for the second quarter and year-to-date period in 2019 increased 8.8% each over the same periods in 2018. For the quarter, the largest increases in noninterest expense occurred in salaries and benefits, audit related costs and a building feasibility study.

For the first six months of 2019, the return on average asset was 1.18% and the return on average equity was 12.02%.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.2 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary (1)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018	2019	2018	% Change

Interest income	$12,396	$11,989	$11,849	$11,477	$11,053	$24,383	$21,541	13.2%
Interest expense	1,833	1,660	1,343	1,122	954	3,493	1,749	99.7%
Net interest income	10,563	10,329	10,506	10,355	10,099	20,890	19,792	5.5%
Provision for loan losses	-	399	375	250	9,129	399	9,329	-95.7%
Noninterest income	3,696	3,165	3,140	3,120	3,221	6,862	6,369	7.7%
Noninterest expense	9,606	9,412	8,961	8,571	11,188	19,017	19,837	-4.1%
Income (loss) before income taxes	4,653	3,683	4,310	4,654	(6,997)	8,336	(3,005)	377.4%
Income taxes	669	446	506	654	(1,816)	1,115	(1,326)	184.1%
Net income (loss)	$3,984	$3,237	$3,804	$4,000	$(5,181)	$7,221	$(1,679)	530.1%

Diluted earnings (loss) per share	$0.90	$0.73	$0.86	$0.91	$(1.18)	$1.63	$(0.38)	528.9%
Regular cash dividends declared	$0.30	$0.27	$0.27	$0.27	$0.27	$0.57	$0.51	11.8%
(1) Due to rounding, the sum of the quarters may not equal the amount reported for the year

Balance Sheet Highlights (as of)	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Total assets	$1,252,141	$1,212,960	$1,209,587	$1,194,624	$1,177,541
Investment and equity securities	129,812	128,258	131,846	125,786	128,302
Loans, net	969,904	967,785	960,960	958,457	954,814
Deposits	1,113,049	1,076,491	1,082,629	1,071,857	1,057,680
Shareholders' equity	123,914	121,491	118,396	114,028	111,172

Assets Under Management (fair value)
Investment and Trust Services	763,237	753,086	684,825	737,102	695,860
Held at third party brokers	125,448	127,515	122,213	134,267	134,366

	As of of for the year-to-date period ended
Performance Ratios	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018
Return on average assets*	1.18%	1.08%	0.52%	0.26%	-0.29%
Return on average equity*	12.02%	10.90%	5.34%	2.70%	-2.89%
Book value, per share	$28.21	$27.54	$26.85	$25.93	$25.36
Market value, per share**	$38.24	$36.00	$31.50	$34.77	$34.25
Market value/book value ratio	135.55%	130.72%	117.32%	134.09%	135.06%
Price/earnings multiple*	11.73	12.33	22.66	48.97	N/A
Current quarter dividend yield	3.14%	3.00%	3.43%	3.11%	3.15%
Dividend payout ratio year-to-date	34.75%	36.82%	75.07%	146.92%	-132.58%
Net interest margin*	3.80%	3.86%	3.78%	3.77%	3.75%
Nonperforming loans / gross loans	0.59%	0.60%	0.27%	0.58%	0.59%
Nonperforming assets / total assets	0.68%	0.70%	0.44%	0.70%	0.71%
Allowance for loan loss / loans	1.28%	1.29%	1.28%	1.29%	1.29%
Net loans charged-off/average loans*	0.05%	0.05%	0.97%	1.23%	1.82%

* Year-to-date annualized
** Based on the closing price of FRAF as quoted on the Nasdaq Capital Market for June 30, 2019, and the OTCQX for all prior periods